Exhibit 99.1

PRESS RELEASE DATED OCTOBER 22, 2003

Contact: Cal Reed, Chairman & CEO	William Snyder, CFO Tel: (510) 449-0100

Peak International Reports Second Quarter Results

Revenues up Sequentially and over Same Quarter Last Year

Fremont, California, October 22, 2003. Peak International Limited (NASDAQ: PEAK) today reported results for its second quarter ended September 30, 2003. Revenues increased 12% over the same quarter last year and by 1% compared to the prior quarter.

Net sales in the second quarter of fiscal 2004 were $15.2 million, up 12% compared to the second quarter of fiscal 2003 and up 1% compared to the first quarter of fiscal 2004. Net sales for the six months ended September 30, 2003 were $30.3 million, up 13% as compared to $26.8 million recorded for the same period in fiscal 2003. Peak recorded a net loss of approximately $599,000 for the second quarter of fiscal 2004 as compared to a net loss of $2,233,000 for the same quarter last year. A net loss of $677,000 was recorded for the six months ended September 30, 2003 compared to a net loss of $13,770,000 recorded for the six months ended September 30, 2002, that included an asset impairment charge of $10,484,000. Loss per share on a diluted basis was $0.05 for the second quarter of fiscal 2004 as compared to a loss per share of $0.18 for the second quarter of fiscal 2003 and a loss per share of $0.01 for the first quarter of fiscal 2004. Loss per share on a diluted basis was $0.06 for the six months ended September 30, 2003 as compared to a loss per share of $1.09 for the six months ended September 30, 2002.

The sequential increase in net sales reflected an improvement in demand for some of the Company’s products, particularly semiconductor trays. Gross margin decreased as a result of obsolete tools written-off during the quarter, lower disk drive tray sales, pricing pressure for carrier tape and new product development costs. The Company wrote off approximately $430,000 of obsolete molds used for the production of carrier tape to Cost of Goods Sold in accordance with FAS 144 “Accounting for the Impairment or Disposal of Long-lived Assets.” Disk drive tray sales slipped in the first two months of the quarter resulting in lower tray revenues compared to the prior quarter. The Company also recorded an inventory reserve for carrier tape due to pricing trends and incurred manufacturing expenses for the development of new products which have not yet produced sales.

Cal Reed, Peak’s Chairman and CEO said, “We were pleased that demand for semiconductor trays increased over the prior quarter. We believe we are continuing to see improvement in this market segment. Our disk drive tray business got off to a slow start and recovered in the month of September. We are focusing on expanding our disk drive client base and believe we will be successful with this effort. We built a lot of tools used to manufacture carrier tape over the past several years as we sought to capture new customers and expand our tape business. A number of these tools were obsolete and we wrote them off. We increased our spending in the quarter on new product development and I am confident that this investment will result in incremental revenues in this fiscal year.

“Operating expenses were up from the prior quarter as we incurred higher legal expenses related to filing patent applications and exploring intellectual property issues associated with the development of new products. We continue to believe that fiscal 2004 will be a profitable year for Peak.”

Except for historical information contained herein, the statements in this press release regarding future sales and profitability are forward-looking statements within the meaning of the “safe harbor” provision of the Private Securities Litigation Reform Act of 1995. These and other forward looking statements are not guarantees of future results and are subject to risks and uncertainties, including among others, intellectual property rights of third parties, patent litigation in Taiwan, difficulties related to working in the PRC, including health issues and their potential effect on our factory and customers, market demand for the company’s products, increasing competition, issues related to costs of manufacturing and raw materials, the possible revaluation of the PRC currency, an economic downturn, and other matters that could cause actual results to differ materially from the projections made herein. Additional risks are detailed in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003. Statements included in this press release are based on information known to the Company as of the date of this release, and the Company assumes no obligation to update information contained in this release.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands of United States Dollars, except share and per share data)

	Three Months Ended September 30,
	2003	2002
	(Unaudited)	(Unaudited)

Net Sales	$15,224	$13,580
Cost of Goods Sold	11,366	11,101

Gross Profit	3,858	2,479

Selling and Marketing	2,810	2,522
General and Administrative	1,681	2,132
Research and Development	61	33

Loss from operations	(694)	(2,208)
Other income (expense)—net	63	(135)
Interest income	38	58

Loss before income taxes	(593)	(2,285)
Income tax (expense) benefit	(6)	52

NET LOSS	$(599)	$(2,233)

LOSS PER SHARE
—Basic	$(0.05)	$(0.18)

Weighted Average Number of Shares Outstanding
—Basic	12,075,000	12,690,000

Note 1:	Foreign currency translation loss for the three months ended September 30, 2003 was $102. (September 30, 2002: gain of $38).

Note 2:	Exercise of all outstanding stock options would have been anti-dilutive and therefore were not included in the computation of diluted loss per share. The diluted loss per share is therefore the same as the basic loss per share.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands of United States Dollars, except share and per share data)

	Six Months Ended September 30,
	2003	2002
	(Unaudited)	(Unaudited)

Net Sales	$30,286	$26,800
Cost of Goods Sold	21,951	21,125

Gross Profit	8,335	5,675

Selling and Marketing	5,592	4,750
General and Administrative	3,223	4,254
Research and Development	104	67
Asset Impairment	—	10,484

Loss from operations	(584)	(13,880)
Other income (expense)—net	4	(92)
Interest income	88	155

Loss before income taxes	(492)	(13,817)
Income tax (expense) benefit	(185)	47

NET LOSS	$(677)	$(13,770)

LOSS PER SHARE
—Basic	$(0.06)	$(1.09)

Weighted Average Number of Shares Outstanding
—Basic	12,208,000	12,684,000

Note 1:	Foreign currency translation loss for the six months ended September 30, 2003 was $132. (September 30, 2002: gain of $37).

Note 2:	Exercise of all outstanding stock options would have been anti-dilutive and therefore were not included in the computation of diluted loss per share. The diluted loss per share is therefore the same as the basic loss per share.

Consolidated Balance Sheets

(in thousands of United States Dollars)

	September 30, 2003	March 31, 2003
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$23,411	$25,928
Accounts receivable—net of allowance for doubtful accounts of $247 at September 30, 2003 and $288 at March 31, 2003	11,268	10,848
Inventories	11,940	12,190
Other receivables, deposits and prepayments	1,122	923

Total current assets	47,741	49,889

Asset to be disposed of by sale	5,230	5,230
Property, plant and equipment—net	27,527	28,073
Land use right	771	781
Deposits for acquisition of property, plant and equipment	73	17
Income taxes receivable	4,418	3,732
Other deposit	301	301

TOTAL ASSETS	$86,061	$88,023

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable
—Trade	$4,284	$3,910
—Property, plant and equipment	12	31
Accrued payroll and employee benefits	1,443	1,139
Accrued other expenses	1,367	1,419
Income taxes payable	5,782	5,721

Total current liabilities	12,888	12,220

Deferred Income Taxes	1,668	1,547

Total Liabilities	14,556	13,767

Stockholders’ Equity:
Share capital	121	127
Additional paid-in capital	26,052	27,988
Retained earnings	46,577	47,254
Accumulated other comprehensive loss	(1,245)	(1,113)

Total stockholders’ equity	71,505	74,256

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$86,061	$88,023

Consolidated Statements of Cash Flows

(in thousands of United States Dollars)

	Six Months Ended September 30,
	2003	2002
	(Unaudited)	(Unaudited)
Operating activities:
Net loss	$(677)	$(13,770)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,115	3,190
Deferred income taxes	121	(248)
Loss on disposal/write-off of property, plant and equipment	489	456
Allowance for doubtful accounts	(41)	45
Asset impairment	—	10,484
Changes in operating assets and liabilities:
Accounts receivable	(379)	(1,364)
Inventories	250	1
Other receivables, deposits and prepayments	(199)	120
Income taxes receivable	(686)	(1,598)
Other deposit	—	(300)
Accounts payable-trade	374	932
Accrued payroll, employee benefits and other expenses	252	464
Income taxes payable	61	190

Net cash provided by (used in) operating activities	2,680	(1,398)

Investing activities:
Acquisition of property, plant and equipment	(3,077)	(1,347)
Proceeds on disposal of property, plant and equipment	12	3
(Increase) decrease in deposits for acquisition of property, plant and equipment	(56)	67

Net cash used in investing activities	(3,121)	(1,277)

Financing activities:
Proceeds from issuance of common stock	474	140
Payment for repurchase of common stock	(2,416)	—

Net cash (used in) provided by financing activities	(1,942)	140

Net decrease in cash and cash equivalents	(2,383)	(2,535)
Cash and cash equivalents at beginning of period	25,928	29,217
Effects of exchange rate changes on cash and cash equivalents	(134)	(40)

Cash and cash equivalents at end of period	$23,411	$26,642

Supplemental cash flow information:
Cash paid during the period
Interest	$—	$—
Income taxes	689	1,635